Exhibit 10.1

KEYBANK NATIONAL ASSOCIATION

CONFIRMATION

Date:	12-Aug-2016

To:	NexPoint Residential Trust Operating Partnership, L.P. (“Counterparty”)

Attn:	Kris Barber, Matt McGraner

Email/Facsimile Number:	kbarber@chathamfinancial.com; MMcGraner@HighlandCapital.com

From:	KeyBank National Association (“KeyBank”)

Re:	Interest Rate Swap Transaction (“Transaction”)
(Deal # 319783 / Tran # 319783)

USI:	1030451927319783RA425924028600000000000000

Ladies and Gentlemen:

The purpose of this letter agreement is to set forth the terms and conditions of the Transaction entered into between us on the Trade Date specified below. This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in the 2006 ISDA Definitions (the “Definitions”) as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), and amended from time to time, are incorporated into this Confirmation. In the event of any inconsistency between this Confirmation and the Definitions, this Confirmation will govern.

This Confirmation supplements, forms part of and is subject to, the ISDA Master Agreement dated as of May 09, 2016, as amended and supplemented from time to time (the “Agreement”), between you and us. All provisions contained in the Agreement shall govern this Confirmation except as expressly modified below.

Each party represents to the other party that:

(a)	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction, it being understood that information and explanations related to the terms and conditions of a Transaction will not be considered investment advice or a recommendation to enter into this Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of this Transaction.

(b)	Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Transaction. It is also capable of assuming, and assumes, the risks of this Transaction.

(c)	Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of this Transaction.

The terms of the Transaction to which this Confirmation relates are as follows:

1. General Terms:

Notional Amount:	$100,000,000.00 USD

Trade Date:	12-Aug-16

Effective Date:	01-Sep-16

Termination Date:	01-Jun-21

Business Days:	New York

Fixed Amounts Details:
Fixed Rate Payer:	Counterparty

Fixed Rate Payer Payment Dates:	Monthly, on the 1st, commencing on 03-Oct-16 up to and including the Termination date, subject to adjustment in accordance with Modified Following Business Day Convention

Period End Dates:	Monthly on the 1st commencing 01-Oct-16 subject to No Adjustment

Fixed Rate:	0.95600%

Fixed Rate Day Count Fraction:	Act/360

Floating Amount Details:
Floating Rate Payer:	KeyBank

Floating Rate Payer Payment Dates:	Monthly, on the 1st, commencing on 03-Oct-16 up to and including the Termination date, subject to adjustment in accordance with Modified Following Business Day Convention

Period End Dates:	Monthly on the 1st commencing 01-Oct-16 subject to No Adjustment

Floating Rate for Initial Calculation Period including Spread:	To be determined

Floating Rate Option:	USD-LIBOR-BBAUSD-LIBOR-BBA, however the reference to “two London Banking Days” in the third line of the definition of “USD-LIBOR-BBA” as published in Section 7.1.(ab)(xxii) of the 2006 ISDA Definitions is replaced with “ one London Banking Day”.

Designated Maturity:	1-Month

Spread:	None

Floating Rate Day Count Fraction:	Act/360

Reset Dates:	The first day of each Floating Rate Payer Calculation Period, subject to No Adjustment

2. Calculation Agent:	As per the Agreement, or if not specified therein, KeyBank

3. Account Details

Payment Method:	FEDWIRE

Please pay us at:	KEYBANK NATIONAL ASSOCIATION
ABA #
A/C #
ATTN: DERIVATIVE OPERATIONS

We will pay you at:	NEXBANK SSB DALLAS TX
ABA #
FOR THE ACCOUNT OF NEXPOINT RESIDENTIAL TRUST, INC
A/C #

4. Other Provisions:

5. Other Conditions:

6. Counterparty Portal Access:

KeyBank will provide access to view the daily mid-market marks of your outstanding Transactions through a secured website, Key Derivatives On-line (“KDO”). Unless you notify KeyBank in writing that you do not agree to receive the daily mid-market marks via KDO, you agree that KDO is an acceptable and reliable manner of disclosure.

The following individuals will receive logon information and access to KDO once this Confirmation has been executed by an authorized signer(s) and returned to KeyBank. Please provide additional names and contact information in writing as required.

Name	Email Address
Matthew Goetz	mgoetz@hcmlp.com

Please confirm the foregoing correctly sets forth the terms of our agreement by responding within two (2) Business Days by returning an executed copy of this Confirmation to the attention of Derivative Operations at Derivatives_Documents@KeyBank.com or facsimile at (216) 370-6210. Failure to respond within such period shall not affect the validity or enforceability of this Transaction, and shall be deemed to be an affirmation of the terms and conditions contained herein, absent manifest error.

Regards,

KeyBank National Association

/s/ Mary Chudzinski

Name:	Mary Chudzinski
Title:	Authorized Signatory

Accepted and Confirmed as of the Trade Date

NexPoint Residential Trust Operating Partnership, L.P.

/s/ Brian Mitts
Name:	Brian Mitts
Title:	CFO